UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

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On November 29, 2018, Global Value Investment Corp. sent the following letter:

* * *	November 29, 2018

BY UNITED PARCEL SERVICE DELIVERY AND ELECTRONIC MAIL

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: Thomas C. Knudson, Chairman

Re:	Acquisition of Columbia Helicopters, Inc.

Dear Mr. Knudson:

Global Value Investment Corp. (GVIC) is a value-oriented investment research and advisory firm located in Mequon, Wisconsin. GVIC, on behalf of its clients, has maintained a long equity position in Bristow Group Inc. (“Bristow” or the “Company”) since June 30, 2017. Employing a long-term, value-oriented investment discipline, GVIC is a patient investor willing to work with company management to improve operations with an expectation that its efforts will translate into superior shareholder returns.

On November 9, 2018, the Company announced an agreement to acquire Columbia Helicopters, Inc. (“Columbia”) for $560 million, equating to 4.8x Columbia’s adjusted EBITDA over the past twelve months (the “Acquisition”). GVIC agrees with the industrial logic of this transaction, which is consistent with Bristow’s ongoing diversification efforts. GVIC believes that the purchase price reflects fair consideration for Columbia and that the Acquisition will be accretive to Bristow’s financial results.

Concurrent with the announcement of the Acquisition, Bristow released information regarding the financing of the Acquisition. One component of this financing was detailed in a commitment letter, dated November 9, 2018, by and among Bristow Group Inc. and certain private investors, that presented initial terms for up to $150 million of Convertible Senior Secured Notes. Included in these terms was a clause establishing an initial conversion rate based on volume-weighted average price measurements on the three trading days following the receipt of required consent from holders of Bristow’s 8.75% Senior Secured Notes due 2023. This consent was received on the afternoon of November 21, 2018.

On the following three trading days, 12,972,797 shares of Bristow’s common stock were traded, representing approximately 36.2% of Bristow’s common stock outstanding. On November 27, 2018, Bristow’s common stock closed at $4.12. This represents a 33.2% decline relative to the November 21, 2018 closing price of $6.17 and a 59.0% decline relative to the November 8, 2018 closing price of $10.04.

Pursuant to the aforementioned commitment letter and the Securities Purchase Agreement dated November 27, 2018, up to $150 million of 7.0% Convertible Senior Notes due 2024 will be issued at a conversion ratio of 194.6934 shares of common stock per $1000 principal amount of notes. Up to 29,204,010 shares will be issued, representing approximately 81.6% of the common stock outstanding as of November 2, 2018. This stock will be issued at a conversion price of approximately $5.14.

GVIC is shocked by the potential dilutive nature of this transaction and strenuously objects to the proposed 7.0% Convertible Senior Notes due 2024. The cost of this capital is extraordinary considering the scope and nature of the Acquisition. The book value per share and tangible book value per share of Bristow’s common stock as of September 30, 2018 were $27.04 and $26.72, respectively. The prospect of diluting existing shareholders at $5.14 per share is unconscionable.

Bristow’s $307.8 million of cash and equivalents, $1.9 billion of net property and equipment (much of which is marketable), or undrawn revolving credit facility ($75 million expandable to $100 million) all appear to be much more appealing sources of capital available to complete the Acquisition. A rights offering to existing shareholders or alternative debt financing on favorable terms are also sensible.

If Bristow is unable to secure economically attractive financing, the Company should not consummate the Acquisition.

Considering the utterly unacceptable dilution to Bristow’s existing shareholders that will occur should the Acquisition proceed under the proposed financing, GVIC implores Bristow to terminate the Acquisition pursuant to Section 12.1(a) of the Share Purchase Agreement dated November 9, 2018. GVIC believes that Columbia, as a large shareholder of Bristow, would agree to such a termination and future negotiation of a similar transaction in the best long-term interest of both parties and all shareholders.

Sincerely,

/s/ Jeffrey R. Geygan
Jeff Geygan
President and CEO

CC:	Jonathan E. Baliff

Thomas N. Amonett

L. Don Miller